                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6 )

                   Morgan Stanley Global Opportunity Bond Fund
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    61744R103
                                 (CUSIP number)


         Check the following box if a fee is being paid with this statement \ \ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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61744R103                            13G                 Page 2 of 9 Pages



  NAME OF REPORTING PERSONS
  S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                 Morgan Stanley Group Inc.
                 IRS # 13-283-8891


  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                           -----
                                    (a)
                                           -----
                                           -----
                                    (b)
                                           -----


  SEC USE ONLY


  CITIZENSHIP OR PLACE OF ORGANIZATION The state of organization is Delaware.

                 The state of organization is Delaware.

    NUMBER OF                5       SOLE VOTING POWER
     SHARES                                         0
    BENEFICIALLY
    OWNED BY                 6       SHARED VOTING POWER
      EACH                                    108,527
    REPORTING                7       SOLE DISPOSITIVE POWER
    PERSON WITH                                     0
                             8       SHARED DISPOSITIVE POWER
                                              181,927

  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         181,927


  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                               4.39%


  TYPE OF REPORTING PERSON*
                 IA, CO


                      SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP No. 61744R103           13G                 Page 3 of 9 Pages


      1          NAME OF REPORTING PERSONS

                 S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                               Morgan Stanley & Co. Incorporated
                               IRS # 13-265-5996


      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)

                                                                     -----
                                                                     -----
                                                              (b)
                                                                     -----



      3          SEC USE ONLY


      4          CITIZENSHIP OR PLACE OF ORGANIZATION
                               The state of organization is Delaware.

               NUMBER OF         5      SOLE VOTING POWER
                SHARES                                 0
             BENEFICIALLY        6      SHARED VOTING POWER
               OWNED BY                          107,657
                 EACH            7      SOLE DISPOSITIVE POWER
               REPORTING                               0
              PERSON WITH        8      SHARED DISPOSITIVE POWER
                                                 107,657

      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 107,657


      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                  2.60%

      12    TYPE OF REPORTING PERSON*

                                     IA, CO



                     * SEE INSTRUCTIONS BEFORE FILLING OUT !
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CUSIP No.           61744R103           13G                   Page 4 of 9 Pages


   Item 1 (a)             Name  of  Issuer


                          Morgan Stanley Global Opportunity Bond Fund

   Item 1 (b)             Address  of  issuer's  principal executive offices


                          1221 Avenue of the Americas

                          New York, New York 10020

   Item 2 (a)                           Name  of  person  filing


                               (a)      Morgan  Stanley  Group  Inc.
                               (b)      Morgan Stanley & Co. Incorporated

   Item 2 (b)                           Principal  business  office



                               (a)      1585 Broadway
                                        New  York,  New  York  10036

                               (b)      1585 Broadway
                                        New  York,  New  York  10036

   Item 2 (c)                           Citizenship

                                        Incorporated by reference to
                                        Item 4 of the cover page
                                        pertaining to each reporting
                                        person.

   Item 2 (d)                           Title  of  class  of  Securities

                                        Common  Stock

   Item 2 (e)                           Cusip  No.

                                        61744R103

 Item    3                     (a)      Morgan  Stanley  Group  Inc.  is (e) an
                                        Investment Adviser registered under
                                        section 203 of the Investment Advisers
                                        Act of 1940.

                               (b)      Morgan Stanley & Co.,
                                        Incorporated is (a) a
                                        Broker-Dealer registered
                                        under section 15 of the
                                        Securities Exchange Act of
                                        1934.

 Item    4                              Ownership

                                        Incorporated by reference to
                                        Items (5) - (9) and (11) of
                                        the cover page pertaining to
                                        each reporting person.
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CUSIP NO.   61744R103                13G                       Page 5 of 9 Pages




 Item 5              Ownership  of  5  Percent  or  Less  of  a  Class

                  a) As of the date hereof Morgan Stanley Group Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.

                  b) As of the date hereof Morgan Stanley & Co., Incorporated, has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6                Ownership of More than 5 Percent on Behalf of Another
                      Person

                      Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                      Inapplicable

 Item 8               Identification and Classification of Members of the
                      Group

                      Inapplicable

 Item 9               Notice of Dissolution of Group

                      Inapplicable

 Item 10              Certification

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and
                      were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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CUSIP No.   61744R103                13G                       Page 6 of 9 Pages

                          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      Date :              February 5, 1997

      Signature :         /s/ Edward J. Johnsen
                          -------------------------------------------

      Name / Title :      Edward J. Johnsen / Vice-President
                                     Morgan Stanley & Co. Incorporated
                                     MORGAN  STANLEY & CO., INCORPORATED

      Date :              February 5, 1997

      Signature :         /s/ Edward J. Johnsen
                          -------------------------------------------

      Name / Title :       Edward J. Johnsen / Vice-President
                           Morgan Stanley & Co. Incorporated
                           MORGAN  STANLEY GROUP INC.

               INDEX TO EXHIBITS                                      PAGE

   EXHIBIT 1  Agreement to Make a Joint Filing.                         7


   EXHIBIT 2  Secretary's Certificate Authorizing Edward J. Johnsen     8
              to Sign on behalf of Morgan Stanley Group Inc.

   EXHIBIT 3  Secretary's Certificate Authorizing Edward J. Johnsen     9
              to Sign on Behalf of Morgan Stanley & Co., Incorporated